UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

Talend S.A.

(Exact name of registrant as specified in its charter)

France	001-37825	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5/7, rue Salomon de Rothschild
Suresnes, France	92150
(Address of principal executive offices)	(Zip Code)

+33 (0) 1 4 6 25 06 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value €0.08 per share	TLND	The NASDAQ Stock Market LLC
Ordinary shares, nominal value €0.08 per share*		The NASDAQ Stock Market LLC*

*  Not for trading, but only in connection with the listing of the American Depositary Shares on the NASDAQ Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Laurent Bride Separation Agreement and Release

In connection with his resignation as the Chief Operating Officer and Chief Technology Officer of Talend S.A. (the “Company”), effective October 2, 2020 (the “Separation Date”), Laurent Bride executed a separation agreement and release (the “Bride Agreement”).

Under the Bride Agreement, Mr. Bride is entitled to the following severance payments and benefits: (1) cash severance equal to $430,000, which represents 100% of his annual base salary, payable in installments; (ii) the remaining pro-rata portion of Mr. Bride’s target annual bonus for calendar year 2020, in the amount of $17,200, payable in a lump sum, (iii) reimbursement of the COBRA premiums of Mr. Bride and his dependents for up to 12 months following the Separation Date, subject to Mr. Bride timely electing COBRA continuation coverage, (iv) continued vesting of the unvested portion of each of Mr. Bride’s Company equity awards that otherwise is scheduled to vest through March 15, 2021 under the existing terms of the equity agreement applicable to such award had Mr. Bride continued to be employed with the Company through each such date, (v) a cash payment of $30,000, payable in a lump sum, for Mr. Bride to relocate himself and his family to France, (vi) an additional cash payment of $107,500, which represents 3 months of his annual base salary, payable in a lump sum, and (vii) the ability to retain his Company-issued laptop (subject to compliance with the terms of the Bride Agreement).  The Bride Agreement also includes, among other terms, a general release of claims in favor of the Company and certain other parties, continued confidentiality obligations by Mr. Bride, and a mutual nondisparagement provision.

The foregoing description of Mr. Bride’s separation compensation and the terms and conditions of his separation are qualified in their entirety by the full text of the Bride Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the most recently completed fiscal quarter to be filed with the Securities and Exchange Commission.

Appointment of Jamie Kiser as New Chief Operating Officer

On October 2, 2020, the Company appointed Jamie Kiser, the Company’s current Chief Customer Officer, as the Company’s Chief Operating Officer, effective immediately. Ms. Kiser will also continue her role as Chief Customer Officer of the Company. Ms. Kiser has not entered into any new material plan, contract or arrangement or any material amendments to her existing employment and compensation arrangements in connection with her appointment as the Company’s Chief Operating Officer.

Ms. Kiser, age 38, has served as the Company's Chief Customer Officer since January 2020. Prior to joining the Company, Ms. Kiser was with SAP Concur, a provider of travel and expense management services, from June 2013 to January 2020, where she served in various leadership roles, most recently as vice president, global public sector from April 2019 to January 2020. Ms. Kiser holds a B.S. in Business Administration and Marketing from West Virginia University.

There is no arrangement or understanding between Ms. Kiser and any other persons pursuant to which Ms. Kiser was appointed as Chief Operating Officer.  There are no family relationships between Ms. Kiser and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On October 5, 2020 the Company issued a press release relating to the appointment of Ms. Kiser as the Company’s Chief Operating Officer, effective as of October 2, 2020. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

The information in this current report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 5, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talend S.A.

By:	/s/ Aaron Ross
Aaron Ross
General Counsel

Date: October 5, 2020